Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2024
RESULTS, DECLARES A QUARTERLY DIVIDEND OF $0.14 PER SHARE AND
INCREASES THE STOCK REPURCHASE AUTHORITY TO $100 MILLION

Highlights for the fourth quarter of 2024 compared to the fourth quarter of 2023:

●	Quarterly net income attributable to the Company increased by 43% to $18.9 million from $13.2 million.

●	Quarterly revenue increased by 20% to $104.3 million from $86.7 million.

●	Real estate revenue increased by 23% to $46.5 million from $37.7 million. Homesite closings volume increased 82% to a single quarter record of 331 homesites from 182 homesites.

●	Hospitality revenue increased by 19% to $42.2 million from $35.4 million.

●	Leasing revenue increased by 15% to $15.6 million from $13.6 million. As of December 31, 2024, 95% of the 1,182,000 net rentable square feet were leased.

●	In the fourth quarter of 2024, the Company funded $30.7 million in capital expenditures, paid $8.2 million in cash dividends, repurchased $3.4 million of the Company's common stock and repaid $6.0 million of debt.

●	Cash and cash equivalents balance increased to $88.8 million as of December 31, 2024, as compared to $86.1 million as of December 31, 2023.

Panama City Beach, Florida – (February 26, 2025) – The St. Joe Company (NYSE: JOE) (the “Company”) today reported fourth quarter and full year 2024 results.

Jorge Gonzalez, the Company’s President, Chief Executive Officer and Chairman of the Board, said, “We are pleased with the year-over-year growth in the fourth quarter across all segments and strong finish to 2024. In the month of December alone, we closed 318 homesites and homes, a single month record exceeding the prior record for a single month of volume at 313 closings in

June of 2023. The fourth quarter also set a volume record for residential homesite closings for the Company. For the full year 2024, we achieved a Company record for a single year revenue in hospitality with $199.2 million, exceeding the prior record achieved in 2023 of $152.4 million. In addition, we achieved a single year record in leasing with $60.3 million, exceeding the prior record achieved in 2023 of $50.8 million. Annual revenue for 2024 increased to $402.7 million from $389.2 million in 2023.

Our business strategy of developing operating properties that grow recurring revenue while simultaneously increasing the value of our surrounding lands continues to take shape. It is a virtuous circle of value creation. During 2024, we invested $129.4 million in capital as we continue to focus our efforts on creating long-term shareholder value. We are excited about the momentum and outlook for 2025 and beyond.”

Mr. Gonzalez continued, “In addition to increasing our consolidated revenue, we continue to create meaningful profitability through joint ventures. As of year-end 2024, we had $66.5 million invested in our unconsolidated joint ventures, which contributed $23.6 million in pre-tax income for the Company.  These unconsolidated joint ventures, which are excluded from the Company’s consolidated revenue, produced $378.2 million of unconsolidated revenue for the full year 2024, as compared to $351.0 million for the full year 2023. We believe that our consolidated and unconsolidated joint ventures will continue to drive long-term value for our shareholders.”

Mr. Gonzalez concluded, “Demand across each of our segments remains strong, which we attribute to the continued influx of visitors and new residents from all over the country who are discovering the high quality of life offered in Northwest Florida.  We continue to believe we have only scratched the surface of possibilities. These possibilities, together with our commitment to disciplined capital allocation, including investments in our business, dividends and opportunistic stock repurchases, sets us up well to deliver attractive shareholder returns over the long-term.”

Consolidated Fourth Quarter and Full Year 2024 Results

Total consolidated revenue for the fourth quarter of 2024 increased by 20% to $104.3 million, as compared to $86.7 million for the fourth quarter of 2023. Real estate revenue increased by 23% to $46.5 million, hospitality revenue increased by 19% to $42.2 million and leasing revenue increased by 15% to $15.6 million.

For the full year 2024, total consolidated revenue increased by 3% to $402.7 million, as compared to $389.2 million for the full year 2023. Hospitality revenue increased by 31% to a Company single year record of $199.2 million and leasing revenue increased by 19% to a Company single year record of $60.3 million, while real estate revenue decreased by 23% to $143.2 million.

Over the past several years, the Company has entered into joint ventures which are unconsolidated and accounted for using the equity method. For the three months ended December 31, 2024, these unconsolidated joint ventures had $79.1 million of revenue, as compared to $80.1 million for the same period in 2023. For the full year 2024, these unconsolidated joint ventures had $378.2 million of revenue, as compared to $351.0 million for the full year 2023. This activity is in addition to the Company’s reported consolidated revenue. The Company’s economic interests in its unconsolidated joint ventures resulted in $23.6 million in equity in income from unconsolidated joint ventures in 2024, as compared to $22.7 million in 2023. Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy which generates substantial financial returns for the Company.

Net income attributable to the Company for the fourth quarter of 2024 increased by 43% to $18.9 million, or $0.32 per share, as compared to $13.2 million, or $0.23 per share, for the same period in 2023.  Net income attributable to the Company for the full year 2024 decreased by 5% to $74.2 million, or $1.27 per share, as compared to $77.7 million, or $1.33 per share, for the same period in 2023 due in part to the $7.7 million increase in depreciation between the periods.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for the three months ended December 31, 2024, increased by 25% to $42.5 million, as compared to $34.0 million for the same period in 2023. EBITDA for the full year 2024 increased by 4% to $166.7 million as compared to $159.7 million for 2023. Depreciation is a non-cash, GAAP expense which is amortized over an asset’s useful life, while maintenance and repair expenses are period costs and expensed as incurred. See Financial Data below for additional information, including a reconciliation of EBITDA to net income attributable to the Company.

On February 26, 2025, the Board of Directors declared a cash dividend of $0.14 per share on the Company’s common stock, payable on March 27, 2025, to shareholders of record as of the close of business on March 10, 2025. In addition, the Board of Directors approved an increase in the share repurchase authority under the Company’s stock repurchase program from the remaining $76.7 million as of December 31, 2024, to $100.0 million.

Real Estate

For the fourth quarter of 2024, real estate revenue increased by 23% to $46.5 million, as compared to $37.7 million for the fourth quarter of 2023. The homesite sales volume increased by 82% to a Company quarterly record of 331 homesites for the fourth quarter of 2024, as compared to 182 homesites for the fourth quarter of 2023. In addition, the unconsolidated Latitude Margaritaville Watersound joint venture transacted 130 homes for the fourth quarter of 2024, as compared to 139 homes for the fourth quarter of 2023.

For the full year 2024, the Company sold 912 residential homesites as compared to 1,063 residential homesites in 2023. In addition, the unconsolidated Latitude Margaritaville Watersound joint venture transacted a single year record of 659 homes in 2024, as compared to 641 homes in 2023. In 2024, the Company invested $68.1 million in the residential segment to meet homebuilders’ demand for homesites.

As of December 31, 2024, the Company had 1,074 residential homesites under contract, which are expected to result in revenue of approximately $102.0 million, plus residuals, over the next several years, compared to 1,486 residential homesites under contract for $132.5 million, plus residuals, as of December 31, 2023. The change in homesites under contract is due to homesite transactions during 2024 and the number of homesites remaining in current phases of residential communities. The Company’s residential homesite pipeline has over 21,500 homesites in various stages of development, engineering, permitting or concept planning.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,500 residential homes, had 417 net sale contracts executed in 2024. For the fourth quarter of 2024, there were 130 completed home sales bringing the community to 1,663 occupied homes. Since the start of sales in 2021, there have been 2,030 home contracts. The 367 homes under contract as of December 31, 2024, with an average sales price of approximately $618,000, are expected to result in sales value of approximately $226.9 million at completion.

Hospitality

Hospitality revenue increased by 19% to $42.2 million in the fourth quarter of 2024, as compared to $35.4 million in the fourth quarter of 2023. For the full year 2024, revenue increased by 31% to a single year record of $199.2 million, as compared to $152.4 million for the full year 2023.

Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and the opening of five hotels throughout 2023. As of December 31, 2024, the Company had 3,476 club members, as compared to 3,317 club members as of December 31, 2023, a net increase of 159 members. As of December 31, 2024, the Company owned (individually by the Company or through consolidated and unconsolidated joint ventures) 12 hotels with 1,298 operational hotel rooms, as compared to 11 hotels with 1,177 rooms as of December 31, 2023.

Leasing

Leasing revenue from commercial, office, retail, multi-family, senior living, self-storage and other properties increased by 15% to $15.6 million in the fourth quarter of 2024, as compared to the same period in 2023. For the full year 2024, leasing revenue increased by 19% to a single year record of $60.3 million, as compared to $50.8 million for the full year 2023. As of December 31, 2024, the Company (individually by the Company or through consolidated and unconsolidated joint ventures) had 1,383 rentable multi-family and senior living units.

Leasable space as of December 31, 2024, consisted of approximately 1,182,000 square feet, of which approximately 1,126,000, or 95%, was leased, as compared to approximately 1,082,000 square feet as of December 31, 2023, of which approximately 1,029,000, or 95%, was leased. The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus. These three centers, and others in the planning stage, have the potential to more than double the Company’s total current leasable commercial space.

Corporate and Other Operating Expenses

The full year 2024 and 2023 corporate and other operating expenses remained at 6% of total revenue. The Company’s corporate and other operating expenses for the three months ended December 31, 2024, decreased by $0.1 million to $6.3 million, as compared to $6.4 million for the same period in 2023. For the full year 2024, corporate and other operating expenses increased by $1.4 million to $25.2 million, as compared to $23.8 million for the full year 2023.

Investments, Liquidity and Debt

In the fourth quarter of 2024, the Company funded $30.7 million in capital expenditures. In addition, the Company paid $8.2 million in cash dividends, repurchased $3.4 million of the Company’s common stock, and repaid $6.0 million of debt. For the full year 2024, the Company funded $129.4 million of capital expenditures, paid $30.3 million in cash dividends, repurchased $3.4 million of the Company’s common stock and repaid net amount of $17.1 million of debt. As of December 31, 2024, the Company had $88.8 million in cash, cash equivalents and other liquid investments, as compared to $86.1 million as of December 31, 2023. As of December 31, 2024, the Company had $245.5 million invested in development property, which, when complete, will be added to operating property or sold.

As of December 31, 2024, the weighted average effective interest rate of outstanding debt was 4.9% with an average remaining life of 16.7 years. 68% of the Company’s outstanding debt had a fixed or swapped interest rate. The remaining 32% of debt has interest rates that vary with SOFR. Company debt as of December 31, 2024 is approximately 28% of the Company’s total assets.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the fourth quarter and full year 2024 will be available in a Form 10-K that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov. We recommend studying the Company’s latest Form 10-K and Form 10-Q before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of EBITDA, a non-GAAP financial measure, for the fourth quarter and full year 2024 and 2023, respectively.

FINANCIAL DATA

Consolidated Results

($ in millions except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue
Real estate revenue	$46.5	$37.7	$143.2	$186.0
Hospitality revenue	42.2	35.4	199.2	152.4
Leasing revenue	15.6	13.6	60.3	50.8
Total revenue	104.3	86.7	402.7	389.2
Expenses
Cost of real estate revenue	22.0	14.9	70.3	88.0
Cost of hospitality revenue	31.6	29.8	136.4	122.2
Cost of leasing revenue	6.6	7.1	28.8	25.8
Corporate and other operating expenses	6.3	6.4	25.2	23.8
Depreciation, depletion and amortization	12.1	11.2	46.4	38.7
Total expenses	78.6	69.4	307.1	298.5
Operating income	25.7	17.3	95.6	90.7
Investment income, net	3.2	3.5	13.5	13.3
Interest expense	(8.1)	(8.8)	(33.6)	(30.6)
Equity in income from unconsolidated joint ventures	4.0	4.3	23.6	22.7
Other (expense) income, net	(0.1)	--	(0.7)	3.9
Income before income taxes	24.7	16.3	98.4	100.0
Income tax expense	(6.6)	(4.3)	(26.0)	(26.0)
Net income	18.1	12.0	72.4	74.0
Net loss attributable to non-controlling interest	0.8	1.2	1.8	3.7
Net income attributable to the Company	$18.9	$13.2	$74.2	$77.7
Basic net income per share attributable to the Company	$0.32	$0.23	$1.27	$1.33
Basic weighted average shares outstanding	58,321,016	58,314,117	58,326,286	58,312,878

Summary Balance Sheet

($ in millions)

	December 31, 2024	December 31, 2023
Assets
Investment in real estate, net	$1,040.4	$1,018.6
Investment in unconsolidated joint ventures	66.5	66.4
Cash and cash equivalents	88.8	86.1
Other assets	80.3	82.2
Property and equipment, net	59.1	66.0
Investments held by special purpose entities	203.5	204.2
Total assets	$1,538.6	$1,523.5

Liabilities and Equity
Debt, net	$437.8	$453.6
Accounts payable and other liabilities	53.9	58.6
Deferred revenue	59.3	62.8
Deferred tax liabilities, net	72.4	71.8
Senior Notes held by special purpose entity	178.5	178.2
Total liabilities	801.9	825.0
Total equity	736.7	698.5
Total liabilities and equity	$1,538.6	$1,523.5

Corporate and Other Operating Expenses

($ in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Employee costs	$2.9	$2.6	$12.7	$10.4
Property taxes and insurance	1.4	1.8	5.5	6.4
Professional fees	1.2	1.2	3.6	4.0
Marketing and owner association costs	0.3	0.3	1.0	1.0
Occupancy, repairs and maintenance	0.1	0.1	0.6	0.4
Other miscellaneous	0.4	0.4	1.8	1.6
Total corporate and other operating expenses	$6.3	$6.4	$25.2	$23.8

Reconciliation of Non-GAAP Financial Measures (Unaudited)

($ in millions)

EBITDA is a non-GAAP financial measure, which management believes assists investors by providing insight into the operating performance of the Company across periods on a consistent basis and, when viewed in combination with the Company results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the Company. However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP. EBITDA is calculated by adjusting “Interest expense”, “Investment income, net”, “Income tax expense”, “Depreciation, depletion and amortization” to “Net income attributable to the Company”.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

($ in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income attributable to the Company	$18.9	$13.2	$74.2	$77.7
Plus: Interest expense	8.1	8.8	33.6	30.6
Less: Investment income, net	(3.2)	(3.5)	(13.5)	(13.3)
Plus: Income tax expense	6.6	4.3	26.0	26.0
Plus: Depreciation, depletion and amortization	12.1	11.2	46.4	38.7
EBITDA	$42.5	$34.0	$166.7	$159.7

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets such as increases in hotel rooms; plans to maintain an efficient cost structure; our capital allocation initiatives, including investments in our business, dividends and opportunistic stock repurchases; plans regarding our joint venture developments; and the timing of current developments and new projects in 2025 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; inflation; financial institution disruptions; supply chain disruptions; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; changes in fiscal and regulatory priorities as a result of the outcome of the 2024 U.S. presidential election; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects; our ability to complete construction and development projects within expected timeframes; the interest of prospective guests in our hotels, including the new hotels we have opened since the beginning of 2023; reductions in travel and other risks inherent to the hospitality industry; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; mix of sales from different communities and the corresponding impact on sales period over period; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our ability to obtain adequate insurance for our properties or rising insurance costs; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny negatively impacting our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend; our ability to repurchase stock under our stock repurchase program; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a diversified real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com.

© 2025, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, “WaterColor®” and “Watersound®”, and other development names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

St. Joe Investor Relations Contact:

Marek Bakun

Chief Financial Officer

1-866-417-7132

Marek.Bakun@Joe.Com